Exhibit 99.1

News from Xerox For Immediate Release

Xerox Corporation 45 Glover Avenue PO Box 4505 Norwalk, CT 06856 t + 1-203-968-3000

Xerox Reports Second-Quarter 2008 Earnings of 24 cents per share

•	Total revenue up 8 percent, post-sale revenue up 10 percent

•	Total color revenue up 11 percent

•	$442 million in operating cash flow

•	$377 million in share repurchase; $1 billion more authorized for stock buyback

•	Maintains full-year earnings expectations of $1.26 to $1.30 per share

NORWALK, Conn., July 24, 2008 – Xerox Corporation (NYSE: XRX) announced today second-quarter earnings of 24 cents per share, including a previously announced restructuring charge of 5 cents per share.

Total revenue of $4.5 billion grew 8 percent in the quarter, including a 4 point benefit from currency. Post-sale revenue, which represents more than 70 percent of the company’s total revenue, increased 10 percent. Equipment sale revenue was up 2 percent. The company’s revenue includes the benefit of its acquisition of Global Imaging Systems in May 2007.

“Our annuity-based global business led to steady revenue growth this quarter along with earnings and cash in line with our expectations,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “While the U.S. economy creates challenges for our business with large enterprises, we’re seeing consistent positive performance in the small and mid-size business market, with strong results from our developing markets and Global Imaging operations. In addition, demand for our document services, which help customers reduce costs and improve productivity, is up this quarter. Strong revenue growth in these key areas does have an impact on gross margin, which we’re offsetting with cost reductions and operational improvements that help deliver solid bottom-line results.”

During the quarter, Xerox generated $442 million in operating cash flow. The company also repurchased $377 million in Xerox shares, and announced today that its board of directors authorized an additional $1 billion in share repurchase, bringing the total available authorization for share repurchase to $1.7 billion.

Xerox technology is accelerating the adoption of digital color printing in businesses and commercial print enterprises. Revenue from color grew 11 percent in the second quarter and represents 40 percent of Xerox’s total revenue, up 2 points from the second quarter of 2007. Xerox color devices print the highest volume of pages in the industry – producing more than 25 billion pages in the first half of this year and more than 40 billion pages last year. In the second quarter, the number of color pages grew 28 percent, and now represent 16 percent of total pages, up 4 points from the prior year. Color performance excludes results from Global Imaging Systems.

Xerox document management services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. For the first half of 2008, Xerox Global Services generated nearly $1.8 billion in annuity revenue, up 8 percent from the prior year.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 4 percent in the second quarter, including a 5 point currency benefit. Production color installs declined 12 percent in the second quarter largely due to the timing of new product introductions. In late May, Xerox launched six production color systems, with installs primarily beginning in the second half of this year. Production black-and-white systems declined 8 percent. Demand for the Xerox Nuvera® EA and Xerox Nuvera 288 digital presses only partially offset declines from other high volume and light production systems.

Through expanded channels of distribution and competitive offerings for businesses of any size, Xerox continues to drive the demand for color in the office with installs of color multifunction systems up 34 percent from the prior year. Total office revenue was up 9 percent in the second quarter, including a 4 point benefit from currency. Installs of the company’s black-and-white multifunction devices increased 10 percent. During the second quarter, Xerox launched 12 multifunction systems and printers, competitively priced to meet the needs of workplaces small to large.

Accelerated growth in Xerox’s developing markets continued in the second quarter with revenue up 19 percent, reflecting positive performance in all regions.

The effect of more revenue from developing markets and services as well as continued pricing investments resulted in a second quarter gross margin of 39.2 percent, down 1.1 points from the prior year. Selling, administrative and general expenses as a percent of revenue at 25.8 percent was about flat compared to the second quarter of 2007, while the company continued to make investments in marketing and sales coverage.

During the second quarter, Xerox made more progress in expanding distribution with the acquisition of Veenman B.V., the leading independent office technology distributor in the Netherlands, as well as Global Imaging’s purchase of Saxon Business Systems, which gives Global Imaging even more scale in the U.S.

“We have the flexibility to be aggressive in the marketplace while delivering on our earnings expectations,” added Mulcahy. “We’re launching more competitively priced products than anyone else in our industry, growing our sales channels to reach more businesses of any size anywhere, and making marketing investments that drive installs of Xerox technology and fuel our healthy annuity stream.”

Xerox expects third-quarter 2008 earnings in the range of 28 to 30 cents per share and maintains its full-year earnings expectations of $1.26 to $1.30 per share.

-XXX-

Media Contacts:

Michael Moeller, Xerox Corporation, +1-203-849-2469, michael.moeller@xerox.com

Christa Carone, Xerox Corporation, +1-203-849-2417, christa.carone@xerox.com

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 as well as our 2007 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com or http://www.xerox.com/news. For open commentary and industry perspectives, visit http://www.xerox.com/blogs or http://www.xerox.com/podcasts. Xerox®, Xerox Nuvera®, the Xerox wordmark and the spherical connection symbol are trademarks of Xerox Corporation in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2008	2007	% Change	2008	2007	% Change
Revenues
Sales	$2,119	$1,976	7%	$4,132	$3,683	12%
Service, outsourcing and rentals	2,207	2,027	9%	4,320	3,951	9%
Finance income	207	205	1%	416	410	1%

Total Revenues	4,533	4,208	8%	8,868	8,044	10%

Costs and Expenses
Cost of sales	1,400	1,286	9%	2,719	2,370	15%
Cost of service, outsourcing and rentals	1,275	1,148	11%	2,506	2,266	11%
Equipment financing interest	79	79	—	159	157	1%
Research, development and engineering expenses	223	223	—	444	441	1%
Selling, administrative and general expenses	1,170	1,081	8%	2,294	2,035	13%
Restructuring and asset impairment charges	63	(2)	*	66	(4)	*
Provision for litigation, net	—	—	*	795	—	*
Other expenses, net	78	78	—	158	135	17%

Total Costs and Expenses	4,288	3,893	10%	9,141	7,400	24%

Income (Loss) before Income Taxes and Equity Income**	245	315	(22)%	(273)	644	*
Income tax expense (benefit)	59	76	(22)%	(187)	178	*
Equity in net income of unconsolidated affiliates	29	27	7%	57	33	73%

Net Income (Loss)	$215	$266	(19)%	$(29)	$499	*

Basic Earnings (Loss) per Share	$0.24	$0.28	(14)%	$(0.03)	$0.53	*
Diluted Earnings (Loss) per Share	$0.24	$0.28	(14)%	$(0.03)	$0.52	*

*	Percent change not meaningful.
**	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$843	$1,099
Accounts receivable, net	2,598	2,457
Billed portion of finance receivables, net	287	304
Finance receivables, net	2,657	2,693
Inventories	1,436	1,305
Other current assets	967	682

Total current assets	8,788	8,540
Finance receivables due after one year, net	4,961	5,051
Equipment on operating leases, net	629	587
Land, buildings and equipment, net	1,597	1,587
Investments in affiliates, at equity	994	932
Intangible assets, net	624	621
Goodwill	3,591	3,448
Deferred tax assets, long-term	1,599	1,349
Other long-term assets	1,529	1,428

Total Assets	$24,312	$23,543

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,218	$525
Accounts payable	1,326	1,367
Accrued compensation and benefits costs	573	673
Other current liabilities	2,449	1,512

Total current liabilities	5,566	4,077
Long-term debt	6,730	6,939
Liability to subsidiary trust issuing preferred securities	636	632
Pension and other benefit liabilities	1,190	1,115
Post-retirement medical benefits	1,390	1,396
Other long-term liabilities	846	796

Total Liabilities	16,358	14,955
Common stock, including additional paid-in-capital	3,678	4,096
Treasury stock, at cost	(313)	(31)
Retained earnings	5,157	5,288
Accumulated other comprehensive loss	(568)	(765)

Total Shareholders’ Equity	7,954	8,588

Total Liabilities and Shareholders’ Equity	$24,312	$23,543

Shares of common stock issued	894,792	919,013
Treasury stock	(22,558)	(1,836)

Shares of common stock outstanding	872,234	917,177

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2008	2007	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$215	$266	$(29)	$499
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	178	162	323	314
Provisions for receivables and inventory	59	58	108	94
Net gain on sales of businesses and assets	(15)	—	(22)	(4)
Undistributed equity in net income of unconsolidated affiliates	(2)	(13)	(29)	(18)
Stock-based compensation	20	18	40	35
Provision for litigation, net	—	—	795	—
Restructuring and asset impairment charges	63	(2)	66	(4)
Cash payments for restructurings	(22)	(60)	(59)	(134)
Contributions to pension benefit plans	(31)	(27)	(66)	(55)
Increase in inventories	(36)	(22)	(165)	(160)
Increase in equipment on operating leases	(84)	(76)	(161)	(145)
Decrease in finance receivables	96	82	220	220
Increase in accounts receivable and billed portion of finance receivables	(40)	(89)	(68)	(116)
Decrease (increase) in other current and long-term assets	28	58	(6)	54
Increase (decrease) in accounts payable and accrued compensation	40	11	(143)	(73)
Net change in income tax assets and liabilities	13	49	(287)	143
Net change in derivative assets and liabilities	(13)	(26)	10	(24)
(Decrease) increase in other current and long-term liabilities	(24)	5	(47)	(27)
Other, net	(3)	(6)	14	(24)

Net cash provided by operating activities	442	388	494	575

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(55)	(56)	(99)	(108)
Proceeds from sales of land, buildings and equipment	27	2	36	6
Cost of additions to internal use software	(33)	(25)	(60)	(54)
Acquisitions, net of cash acquired	(138)	(1,530)	(142)	(1,530)
Net change in escrow and other restricted investments	(138)	19	(137)	40
Other, net	52	46	52	118

Net cash used in investing activities	(285)	(1,544)	(350)	(1,528)

Cash Flows from Financing Activities:
Net debt payments on secured financings	(59)	(178)	(147)	(374)
Net cash proceeds on other debt	325	1,009	571	996
Common stock dividends	(39)	—	(79)	—
Proceeds from issuances of common stock	1	19	4	51
Excess tax benefits from stock-based compensation	—	6	1	18
Payments to acquire treasury stock, including fees	(377)	(64)	(712)	(289)
Repurchases related to stock-based compensation	(1)	—	(33)	—
Other	(4)	(15)	(9)	(15)

Net cash (used in) provided by financing activities	(154)	777	(404)	387

Effect of exchange rate changes on cash and cash equivalents	(2)	11	4	17

Increase (decrease) in cash and cash equivalents	1	(368)	(256)	(549)
Cash and cash equivalents at beginning of period	842	1,218	1,099	1,399

Cash and cash equivalents at end of period	$843	$850	$843	$850

Financial Review

Summary

Revenues

	Three Months Ended June 30,
(in millions)	2008	2007	Change
Equipment sales	$1,160	$1,141	2%
Post sale revenue¹	3,373	3,067	10%

Total Revenue	$4,533	$4,208	8%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,119	$1,976
Less: Supplies, paper and other sales	(959)	(835)

Equipment sales	$1,160	$1,141

Service, outsourcing and rentals	$2,207	$2,027
Add: Finance income	207	205
Add: Supplies, paper and other sales	959	835

Post sale revenue	$3,373	$3,067

Memo: Color²	$1,700	$1,531	11%

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Second quarter 2008 total revenues grew 8% compared to the second quarter 2007. Our consolidated 2008 results include the results of Global Imaging Systems (GIS), which was acquired effective May 9, 2007. When including a full quarter of GIS in our 2007 results, second quarter 2008 total revenue grew 5%3. Currency had a 4-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•

10% increase in post sale revenue, or 8%[3] including a full quarter of GIS in our 2007 results. Growth in GIS, color products and document management services more than offset a decline in light lens products revenue. The components of post sale revenue increased as follows:

¡	9% increase in service, outsourcing and rentals revenue to $2,207 million, reflecting the inclusion of GIS, growth in document management services and technical service revenue.

¡	Supplies, paper and other sales of $959 million grew 15% year-over-year due to the inclusion of GIS as well as growth in supplies and paper sales.

•

2% increase in equipment sales revenue, with a 4-percentage point benefit from currency. When including a full quarter of GIS in our 2007 results, second quarter 2008 equipment sales revenue declined 2%[3], with a 3-percentage point benefit from currency. Growth in install activity was offset by overall price declines of between 5% and 10% as well as product mix. More than two-thirds of the second quarter 2008 equipment sales were generated from products launched in the past 24 months.

•	11% growth in color revenue[2]. Color revenue of $1,700 million comprised 40% of total revenue in the second quarter 2008, excluding GIS, compared to 38% in the second quarter 2007[4], reflecting:

¡	17% growth in color post sale revenue. Color represented 37% of post sale revenue in the second quarter 2008, excluding GIS, versus 34% in the second quarter 2007[4].

¡	Color equipment sales revenue was flat. Color sales represented 50% of total equipment sales in the second quarter 2008, excluding GIS, versus 48% of total equipment sales in the second quarter 2007[4].

[3]

The impact from GIS reflects the revenue growth year-over-year after including GIS’s results for the full second quarter 2007 on a pro forma basis. See page 13 for an explanation of this non-GAAP measure.

[4]

Total color, color post sale and color equipment sales revenues comprised 38%, 35% and 44% in 2008, respectively, if calculated on total, total post sale and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation for all periods is not available.

Notes:

•	Approximately 75% of GIS revenue is included in the Office segment representing those sales and services that align to our Office segment, and 25% is in the Other segment.

•	Install activity percentages include the Xerox-branded shipments to GIS.

Net Income

Second quarter 2008 net income of $215 million, or $0.24 per diluted share included charges for after-tax restructuring of $43 million, or $0.05 per diluted share.

Second quarter 2007 net income was $266 million, or $0.28 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended June 30,
(in millions)	Production	Office	Other	Total
2008
Equipment sales	$317	$775	$68	$1,160
Post sale revenue	1,020	1,751	602	3,373

Total Revenues	$1,337	$2,526	$670	$4,533

Segment Profit (Loss)	$87	$279	$(16)	$350

Operating Margin	6.5%	11.0%	(2.4)%	7.7%

2007
Equipment sales	$342	$738	$61	$1,141
Post sale revenue	939	1,589	539	3,067

Total Revenues	$1,281	$2,327	$600	$4,208

Segment Profit (Loss)	$111	$267	$(31)	$347

Operating Margin	8.7%	11.5%	(5.2)%	8.2%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income.

In 2008 we revised our segment reporting to integrate the Developing Markets Operations (DMO) into the Production, Office and Other segments. DMO is a geographic region that has matured to a level where we now manage it based on the basis of products sold, consistent with our North American and European geographic regions. Refer to Appendix III for DMO’s results.

Production

Revenue

Second quarter 2008 Production revenue of $1,337 million increased 4%, including a 5-percentage point benefit from currency, reflecting:

•	9% increase in post sale revenue as growth from digital products more than offset declines in revenue from light lens technology.

•	7% decline in equipment sales revenue, including a 6-percentage point benefit from currency, reflecting declines in light production and color printing systems.

•	12% decline in installs of production color products driven in part by timing of new product introductions.

•	8% decline in installs of production black-and-white systems driven by declines in installs of light production printing systems.

Operating Profit

Second quarter 2008 Production profit of $87 million decreased $24 million from second quarter 2007 due to increased SAG expenses associated with sales coverage investments and spending associated with the drupa trade show.

Office

Revenue

Second quarter 2008 Office revenue of $2,526 million increased 9%, including a 4-percentage point benefit from currency, reflecting:

•	10% increase in post sale revenue, reflecting a full quarter of GIS results as well as growth from color multifunction devices and color printers.

•

5% increase in equipment sales revenue, reflecting a full quarter of GIS results as well as growth from color digital products partially offset by declines from black-and-white devices primarily due to price declines and product mix.

•	34% color multifunction device install growth led by strong demand for Xerox WorkCentre® and Phaser® products.

•

10% increase in installs of black-and-white copiers and multifunction devices, including 11% growth in Segment 1&2 products (11-30 ppm) and 8% growth in Segment 3-5 products (31-90 ppm). Segment 3-5 installs include the Xerox 4595, a 95 ppm device with an embedded controller.

Operating Profit

Second quarter 2008 Office profit of $279 million increased $12 million from second quarter 2007 as a result of the inclusion of GIS for a full quarter in 2008 and higher gross profit, which was partially offset by increased SAG expenses.

Other

Revenue

Second quarter 2008 Other revenue of $670 million increased 12%, including a 3-percentage point benefit from currency, primarily reflecting a full quarter of GIS results in 2008 as well as increased paper revenue. Paper comprised approximately half of second quarter 2008 Other segment revenue.

Operating Profit

Second quarter 2008 Other loss of $16 million improved $15 million from second quarter 2007, reflecting higher income from licensing arrangements, value-added services and paper sales.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended June 30,
	2008	2007	Change
Total Gross Margin	39.2%	40.3%	(1.1	) pts
Sales	33.9%	34.9%	(1.0	) pts
Service, outsourcing and rentals	42.2%	43.4%	(1.2	) pts
Financing income	61.8%	61.5%	0.3	pts

Second quarter 2008 total gross margin decreased 1.1-percentage points compared to the second quarter 2007, primarily due to price declines and a higher proportion of revenue from lower margin channels and products.

Sales gross margin decreased 1.0-percentage points compared to the second quarter 2007, primarily due to the 2.8-percentage point impact of price declines as well as channel and product mix, which were partially offset by cost improvements and other variances.

Service, outsourcing and rentals margin decreased 1.2-percentage points compared to the second quarter 2007 driven in part by a higher mix of document management services at a lower gross margin. Cost improvements offset price declines of 1.2-percentage points.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended June 30,
	2008	2007	Change
R,D&E % Revenue	4.9%	5.3%	(0.4	) pts

R,D&E of $223 million in the second quarter 2008 was unchanged from the second quarter 2007. R&D of $190 million increased $2 million and sustaining engineering costs of $33 million decreased $2 million from second quarter 2007. R,D&E as a percentage of revenue declined 0.4-percentage points, as we leveraged our current R,D&E investments to support GIS operations.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended June 30,
	2008	2007	Change
SAG % Revenue	25.8%	25.7%	0.1 p	ts

SAG expenses of $1,170 million in the second quarter 2008 were $89 million higher than the second quarter 2007, reflecting a full quarter of GIS results in 2008, as well as a $33 million negative impact from currency. The SAG expense increase reflected the following:

•	$46 million increase in selling expenses reflecting a full quarter of GIS results, unfavorable currency, investments in selling resources and spending associated with the drupa trade show.

•	$48 million increase in general and administrative expenses reflecting a full quarter of GIS results and unfavorable currency.

•	$5 million decrease in bad debt expenses to $34 million due to higher prior year reserves.

Restructuring Charges

During the second quarter 2008, we recorded restructuring charges of $63 million primarily related to headcount reductions of approximately 1,000 employees primarily in North America. About two-thirds of these charges are associated with initiatives focused on improving gross margin and the remainder are primarily focused on reducing selling, administrative and general expense. The restructuring reserve balance as of June 30, 2008, for all programs was $119 million, of which approximately $95 million is expected to be spent over the next twelve months.

Worldwide Employment

Worldwide employment of 58,000 at June 30, 2008, increased approximately 600 from year-end 2007 primarily reflecting additional headcount associated with acquisitions and additional sales professionals.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2008	2007
Non-financing interest expense	$65	$70
Interest income	(9)	(14)
Gains on sales of businesses and assets	(15)	—
Currency losses (gains), net	2	(1)
Amortization of intangible assets	13	10
Legal matters	6	1
All other expenses, net	16	12

Total Other expenses, net	$78	$78

Non-Financing Interest Expense

Second quarter 2008 non-financing interest expense of $65 million was $5 million lower than second quarter 2007, reflecting the benefit of lower interest rates partially offset by higher average debt balances.

Interest Income

Second quarter 2008 interest income of $9 million decreased $5 million reflecting lower average cash balances and lower rates of return.

Gains on Sales of Businesses and Assets

The $15 million in gains on sales of businesses and assets in the second quarter 2008 is primarily related to the sale of certain surplus facilities in Latin America.

Amortization of Intangible Assets

Second quarter 2008 amortization of intangible assets increased $3 million primarily due to the amortization of intangibles associated with our GIS acquisition.

Legal Matters

Second quarter 2008 litigation expenses of $6 million were related to probable losses on various legal matters.

Income Taxes

	Three Months Ended June 30,
(in millions)	2008	2007	Change
Income tax expense	$59	$76	$(17)
Effective tax rate	24.1%	24.1%	—	pts

The second quarter 2008 effective tax rate was 24.1% and included a 1.5% benefit from the tax effect of the second quarter restructuring charges. Excluding the impact of the restructuring charges, the adjusted effective tax rate was 25.6%5 as compared to 24.1% in the second quarter 2007. These rates were lower than the U.S. statutory tax rate primarily reflecting tax benefits from the utilization of foreign tax credits and the geographical mix of income before taxes and the related tax rates in those jurisdictions.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the geographical mix of income and the related tax rates in those jurisdictions, and available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remaining quarters of 2008 will approximate 26%, excluding the effects of any future discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $29 million increased $2 million compared to second quarter 2007, reflecting our 25% share of Fuji Xerox’s higher net income as well as favorable currency.

[5]	See page 13 for an explanation of this non-GAAP measure.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended June 30, 2008 and 2007:

	Three Months Ended June 30,
(in millions)	2008	2007	Amount Change
Net cash provided by operating activities	$442	$388	$54
Net cash used in investing activities	(285)	(1,544)	1,259
Net cash (used in) provided by financing activities	(154)	777	(931)
Effect of exchange rate changes on cash and cash equivalents	(2)	11	(13)

Increase (decrease) in cash and cash equivalents	1	(368)	369
Cash and cash equivalents at beginning of period	842	1,218	(376)

Cash and cash equivalents at end of period	843	850	(7)
Short-term investments	—	20	(20)

Total cash, cash equivalents and short-term investments	$843	$870	$(27)

Cash Flows from Operating Activities

Net cash provided by operating activities was $442 million in the second quarter 2008. The $54 million increase in cash from second quarter 2007 was primarily due to the following:

•	$49 million increase due to improved collection performance of trade receivables.

•	$38 million increase due to lower restructuring payments resulting from a lower level of restructuring activities over the past twelve months.

•	$14 million increase due to higher net run-off of finance receivables.

•	$16 million decrease due to higher income tax payments.

•	$14 million decrease as a result of higher inventory, primarily due to lower Production equipment sales as well as build-up for product launches.

•	$8 million decrease due to higher installs of Xerox products that are recorded as equipment on operating leases.

Cash Flows from Investing Activities

Net cash used in investing activities was $285 million in the second quarter 2008. The $1,259 million increase in cash from second quarter 2007 was primarily due to the following:

•

$1,392 million increase due to less cash used for acquisitions in 2008. Second quarter 2008 acquisitions included $138 million for Veenman B.V. and Saxon Business Systems as compared to $1,530 million for the acquisition of GIS in the second quarter 2007.

•	$157 million decrease due to higher escrow and other restricted investments, primarily resulting from the funding of the escrow account for the previously disclosed Carlson litigation settlement.

Cash Flows from Financing Activities

Net cash used in financing activities was $154 million in the second quarter 2008. The $931 million decrease in cash from second quarter 2007 was primarily due to the following:

•

$684 million decrease due to lower net cash proceeds on other debt. Second quarter 2008 reflects the issuance of $1.4 billion in Senior Notes, as well as net payments of $875 million on the 2007 Credit Facility and $200 million on other debt. Second quarter 2007 primarily reflects the issuance of $1.1 billion in Senior Notes.

•	$313 million decrease due to higher purchases under our share repurchase program.

•	$39 million decrease due to common stock dividend payments.

•	$24 million decrease due to lower proceeds from the issuance of common stock, reflecting a decrease in stock option exercises as well as lower tax benefits from stock-based compensation.

•	$119 million increase from lower net repayments on secured debt reflecting continued run-off of our U.S. secured borrowing program.

Customer Financing Activities

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	June 30, 2008	December 31, 2007
Total Finance receivables, net (1)	$7,905	$8,048
Equipment on operating leases, net	629	587

Total Finance Assets, net	$8,534	$8,635

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

Accounts Receivable Sales Arrangement

During the second quarter 2008 we sold $168 million of accounts receivables, as compared to $200 million in the first quarter 2008, under an existing accounts receivables sales arrangement in Europe. Substantially all of the receivables sold under this arrangement during the second quarter 2008 remained uncollected by the third party as of June 30, 2008.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems, Inc; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and in our 2007 Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the following non-GAAP measures:

1. Adjusted Revenue: We discussed the revenue growth for the second quarter 2008 using non-GAAP financial measures. To understand trends in the business, we believe that it is helpful to adjust the revenue growth rates to illustrate the impact of the acquisition of GIS by including their estimated revenue for the comparable 2007 period. We refer to this adjusted revenue as “As Adjusted” in the following reconciliation table. Management believes these measures give investors an additional perspective on revenue trends, as well as the impact to the Company of the acquisition of GIS that was completed in May 2007.

2. Adjusted Effective Tax Rate: The effective tax rate for the second quarter 2008 is discussed in this presentation using a non-GAAP financial measure that excludes the effect of charges associated with restructuring. Management believes that it is helpful to exclude this effect to better understand and analyze the current period’s effective tax rate given the discrete nature of the charge in the period.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period results against the corresponding prior period results. However, all of these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2008 second quarter presentation slides available at www.xerox.com/investor.

(in millions)	Three Months Ended June 30,
	2008	2007	% Change
Equipment Sales Revenue:
As Reported	$1,160	$1,141	2%
As Adjusted	$1,160	$1,179	(2)%

Post Sale Revenue:
As Reported	$3,373	$3,067	10%
As Adjusted	$3,373	$3,126	8%

Total Revenues:
As Reported	$4,533	$4,208	8%
As Adjusted	$4,533	$4,305	5%

Revenue “As Adjusted” adds GIS’s revenues for the period April 1st through May 8th 2007 to our second quarter 2007 reported revenue.

	Three Months Ended June 30, 2008
(in millions)	As Reported	Restructuring	As Adjusted

Income (Loss) before Income Taxes and Equity Income	$245	$63	$308

Income Taxes	$59	$20	$79

Effective Tax Rate	24.1%		25.6%

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,
	2008	2007
Basic Earnings per Share:
Net Income	$215	$266

Weighted Average Common Shares Outstanding	889,791	938,916

Basic Earnings per Share	$0.24	$0.28

Diluted Earnings per Share:
Net Income	$215	$266
Interest on Convertible Securities, net	—	1

Adjusted net income available to common shareholders	$215	$267

Weighted Average Common Shares Outstanding	889,791	938,916
Common shares issuable with respect to:
Stock options	5,229	9,130
Restricted stock and performance shares	5,662	6,824
Convertible securities	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	902,674	956,862

Diluted Earnings per Share	$0.24	$0.28

Dividends per Common Share	$0.04	$—

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

(in millions)

	Three Months Ended June 30,
	2008	2007
Total Segment Operating Profit	$350	$347
Reconciling items:
Restructuring and asset impairment charges	(63)	2
Restructuring charges of Fuji Xerox	(3)	—
Equity in net income of unconsolidated affiliates	(29)	(27)
Other	(10)	(7)

Pre-tax income	$245	$315

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller; Color 41+ ppm excluding 50 ppm, 60 ppm and 70 ppm with embedded controller.
Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm, 60 ppm and 70 ppm with embedded controller.
Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.

APPENDIX III

Xerox Corporation

DMO Revenue and Operating Margin within Segment Reporting

Effective January 1, 2008, we revised our segment reporting to integrate DMO into the Production, Office and Other segments. We will continue to provide DMO’s revenue and profit on a supplemental basis as follows through 2008.

(in millions)	Three Months Ended June 30, Total DMO
2008
Equipment sales	$194
Post sale revenue	437

Total Revenues	$631

Segment Profit	$69

Operating Margin	10.9%

2007
Equipment sales	$165
Post sale revenue	366

Total Revenues	$531

Segment Profit	$37

Operating Margin	7.0%